EXHIBIT 3.1
                                                                                   2131974

STATE OF CALIFORNIA

SECRETARY OF STATE

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the attached transcript of 6 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JAN 29 1999

/S/ BILL JONES

Secretary of State

2131974

ARTICLES OF INCORPORATION OF

NetREIT

I

The name of the corporation is NetREIT.
ENDORSED • FILED
In the Office of the Secretary of State
of the State of California
JAN 2 8 1999
BIll JONES, Secretary of State
II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in this state of this Corporation I s Agent for service of process are:

Bruce J. Rushall, Esq.
RUSHALL & McGEEVER
2111 Palomar Airport Road, Suite 200
Carlsbad, California 92009

IV

1.           This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares of Preferred Stock which this corporation is authorized to issue is Ten Million (10,000,000). The total number of shares of Common Stock which this corporation is authorized to issue is One Hundred Million One Thousand (100,001,000). This corporation is authorized to issue Common Stock in the following senes:

a.            One Hundred Million (100,000,000) shares of Common Stock, Series A. In the event of a liquidation of this corporation, Common Stock, Series A shall be entitled to all assets allocated to holders of Common Stock. Common Stock, Series A shall be subject to redemption by this corporation in accordance with Section 2 of this Article IV.

b.            One Thousand (1,000) shares of Common Stock, Series B. In the event of the liquidation of the corporation, the Common Stock, Series B shall be entitled to receive no portion of the corporation I s assets that shall be allocated to the holders of the Common Stock.

Except as set forth herein, the rights preferences, terms and conditions of Common Stock, Series A and Common Stock, Series B shall be identical in all respects.

2.           The Board of Directors of this corporation shall have the power to prevent the transfer of the Common Stock, Series A, or may call for redemption, in a manner approved by the Board of Directors, of a number of the shares of Common Stock, Series A from any holder or holders, directly or indirectly, of nine and eight tenths percent (9.8%) or more of the then issued and outstanding Common Stock, Series A, sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of such shares of this corporation into conformity with the requirements for a Real Estate Investment Trust under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In the event less than all of the shares held by such persons are called for redemption, the amount redeemed from each shall bear the same proportion to each other as the number of shares of Common Stock, Series A held by each as of the redemption date. The redemption price shall be (i) the last reported sales price of the shares of Common Stock, Series A on the last business day prior to the redemption date on the principal national securities exchange on which the shares of Common Stock, Series A are listed or admitted to trading, (ii) if the shares of Common Stock, Series A are not so listed or admitted to trading, the average of the highest bid and lowest asked prices on such last business day as reported by the NASDAQ, National Quotation Bureau Incorporated or a similar organization selected by this corporation for the purpose, or (iii) if no such independent quotations exist, as determined in good faith by the Board of Directors to be the fair market value of said shares on the last business day prior to the redemption date. The holders of any shares of Common Stock, Series A so called for redemption shall be entitled to payment of such redemption price within a reasonable time of the date fixed for redemption. From and after the date fixed for redemption by the Board of Directors, the holders of any shares of Common Stock, Series A so called for redemption shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares of Common Stock, Series A, excepting only the right to payment of the redemption price fixed as subscribed above. The Board of Directors may require, whenever it is deemed by them reasonably necessary to protect the tax status of this corporation, statements or affidavits from any holder of shares of Common Stock, Series A or proposed transferee of shares of Common Stock, Series A, setting forth the number of shares of Common Stock, Series A already owned by him and any related person specified in the form prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, which shall be conclusive upon any proposed transferor or proposed transferee of shares of Common Stock, Series A, any proposed transfer would jeopardize the status of this corporation as a Real Estate Investment Trust under the code, the Board of Directors may refuse to permit the transfer. Any attempted transfer as to which the Board of Directors have refused their permission shall be void and of no effect to transfer any legal or beneficial interest in the shares of Common Stock, Series A. All contracts for the sale or other transfer or exercise of shares of Common Stock, Series A shall be subject to this provision.

3.           The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights granted to or imposed upon any wholly unissued series or preferred shares including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and the liquidation preference, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such senes.

4.           This corporation is authorized to issue Thirty-five Thousand (35,000) shares of Series A Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock shall have the following rights, preferences and privileges.

a.           In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, the amount equal to nine dollars and 10/100 ($9.10) per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more (the "Liquidation Preference"), before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior and subordinate to the Series A Preferred Stock with respect to the distribution of assets. For the purposes of the foregoing,

(i)
A merger or consolidation of the corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the corporation, or the sale of all or substantially all of the assets of the corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the corporation, unless the stockholders of the corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this Section.

(ii)
Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, specifying a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date elected therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the corporation.

(iii)
No payment on account of such liquidation, dissolution or winding up of the affairs of the corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets, unless there shall also be paid at the same time to the holders of the Series A Preferred Stock similar proportionate distributive amounts, ratably, in proportion to the fully distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

b.           Holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, when, as and if declared by the Board of Directors out of funds at the time legally available therefore, dividends at the rate equal to (i) $0.65 per annum, or (ii) $0.162 per quarter payable quarterly in arrears on Aprill, July 1, October 1 and January 1 of each year until they are redeemed, except that if any such date is on a Saturday, Sunday or a legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. If declared, dividends shall be paid in cash. Dividends shall accrue and be cumulative from the date of first issuance of the Series A Preferred Stock and will be payable to holders of record as they appear on the stock books of the corporation on such record dates as are fixed by the Board of Directors. No interest shall be payable with respect to any dividend payment on the Series A Preferred Stock which may be in arrears.

c.           The Series A Preferred Stock shall have priority as to dividends over the Common Stock and any series or class of the corporation's stock hereafter issued ("junior dividend stock"), except such Preferred Stock which it may issue which is senior to the Series A Preferred Stock ("senior dividend stock") or other Preferred Stock which is on parity with the Series A Preferred Stock (parity dividend stock"). No dividend (other than dividends payable solely in Common Stock or any other series or class of the corporation's stock hereafter issued that ranks junior as to dividends to the Series A Preferred Stock) shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the corporation of, any Common Stock or junior dividend stock unless all accrued and unpaid dividends on the Series A Preferred Stock shall have been declared and paid or set apart for payment. If at any time the corporation shall have failed to declare and payor set apart for payment, any accrued and unpaid dividends on the Series A Preferred Stock, the corporation shall not pay any dividends on any other series of Preferred Stock junior to or of parity with the Series A Preferred Stock. The corporation shall not pay dividends on any class or series of parity dividend stock if any such stock is hereafter issued, unless it shall have declared and paid or set aside for payment, or shall have contemporaneously declared and paid or set apart for payment, all accrued and unpaid dividends for all prior periods on the Series A Preferred Stock; and the corporation shall not pay dividends on the Series A Preferred Stock unless it shall have declared and paid or set aside for payment or shall have contemporaneously declared and paid or set apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series A Preferred Stock or any parity dividend stock, all dividends declared on the Series A Preferred Stock and such parity dividend stock shall be declared and made pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such parity dividend stock shall bear the same ratio that accrued and unpaid dividends per share on the Series A Preferred Stock and such parity stock bear to each other.

d.           The corporation may, at any time, in its sole discretion, redeem [or cash payment any or all of the Series A Preferred Shares; provided, the corporation must redeem all Series A Preferred Stock on or before December 31, 2003. Such redemption shall be at a price of $9.10 per share plus accrued but unpaid dividends thereon. The Redemption Price shall be paid in cash. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the corporation shall select those to be redeemed pro rata or by law or in such other manner as the Board of Directors may determine. In the event that the corporation shall have failed to pay accrued dividends on the Series A Preferred Stock, it shall not redeem any of the outstanding Series A Preferred Stock until all such accrued and unpaid dividends and the then current annual dividends, pro rated until the redemption date, shall have been paid in full, or provided for, on all shares of Series A Preferred Stock. Notice of redemption shall be mailed at least thirty (30) days but not more than sixty (60) days prior to the redemption date to each holder of record of the Series A Preferred Stock to be redeemed at the holder's address shown on the stock transfer books of the corporation. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of the Series A Preferred Stock called for redemption, and all rights of the holders of the Series A Preferred Stock will terminate.

e.           Except as provided herein, tile holders of the Series A Preferred Stock shall have no voting rights except as required by law. However, in the event that the equivalent of three (3) quarterly dividends payable on the Series A Preferred Stock shall not be declared and paid, the holders of the Series A Preferred Stock shall have four (4) votes for each share, and shall vote with the Common Shareholders, only to elect or remove directors of the corporation at any duly called special or annual meeting of the Common Shareholders called for the purpose of voting on the election or removal of directors. This right shall continue until all dividends in arrears and dividends in full for the current quarterly period have been paid or have been dechued and set aside for payment.

f.           So long as any Series A Preferred Stock is outstanding, the corporation shall not, without the affirmative vote of the holders of record of at least two-thirds of the shares of the Series A Preferred Stock then-outstanding, voting separately as a class, (1) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (2) authorize or issue, or increase the authorized amount of, any additional class or series of stock or any security convertible into stock of such class or series, ranking senior to or on parity with the Series A Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or the winding up of the corporation, or (3) affect any reclassification of the Series A Preferred Stock.

V

The number of directors of the corporation shall be not less than four (4) nor more than seven (7) directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

VI

1.           The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.           This corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California General Corporation Law) for breach of their duty to this corporation and its shareholders through bylaw provisions or through agreements, with the agents, or both, in excess of the indemnification otherwise permitted by such Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

3.           Any amendment, repeal or modification of the foregoing provision of this Article VI shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

DATED: January 15, 1999

/S/ BRUCE J. RUSHALL
BRUCE J. RUSHALL, Incorporator